Exhibit 99.1

Release	Immediate

Contact	Media: Bruce Bullock (281) 591-4429

Investors: Maryann Seaman (312) 861-6414

FMC Technologies Announces Update on Sonatrach Project

HOUSTON, October 14, 2005 –- FMC Technologies, Inc. (NYSE: FTI) announced today that its FMC SOFEC Floating Systems subsidiary expects higher costs associated with the installation of an offshore oil loading project in Algeria for Sonatrach-TRC, the Algerian Oil and Gas Company. The total estimated cost increase is approximately $16 million, or $0.14 per diluted share, and will be reflected in the third quarter results for 2005.

The cost increases are primarily the result of higher onshore and offshore construction costs, continued customer caused delays and higher commissioning costs at the three sites.

“We have made significant progress on the Bejaia site, and are pleased with the results of our customer acceptance testing. We completed the successful loading of two tankers at the Bejaia site. We are currently awaiting customer acceptance of the loading system at Bejaia and the commissioning process is continuing at the other two sites. Barring further customer caused delays, we expect completion and customer acceptance at all three sites by the end of the year. This, however, is not entirely in our control.” said Peter D. Kinnear, Executive Vice President - FMC Technologies.

The estimates of total project costs contained in this release are management’s best current estimates. Additional costs may be incurred as the project advances toward completion.

The Company will report third quarter 2005 earnings after market close on November 1, 2005 including the $0.14 per diluted share loss on the Sonatrach project and the previously announced $0.22 per diluted share gain in the third quarter on the sale of its interest in MODEC, Inc.

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FMC Technologies, Inc. (www.fmctechnologies.com) is a global leader providing mission-critical technology solutions for the energy, food processing and air transportation industries. FMC Technologies designs, manufactures and services technologically sophisticated systems and products for its customers through its Energy Systems (comprising Energy Production Systems and Energy Processing Systems), FoodTech and Airport Systems businesses. FMC Technologies employs approximately 9,000 people and operates 31 manufacturing facilities in 16 countries.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission, including the risks and uncertainties described in the Cautionary Note Regarding Forward-Looking Statements in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.